CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

June 18, 2007

To:	Empirical Ventures, Inc.

As independent registered certified public accountants, we hereby consent to the use of our report in this Registration Statement on Form SB-2A, of our report, dated November 7, 2006, relating to the consolidated financial statements of Empirical Ventures, Inc. and to the reference to our Firm under the caption “Named Experts and Counsel” appearing in the Prospectus.

JEWETT, SCHWARTZ, & ASSOCIATES

/s/ Jewett, Schwartz and Associates

2514 HOLLYWOOD BOULEVARD, SUITE 508 • HOLLYWOOD, FLORIDA 33020 • TELEPHONE (954) 922-5885 FAX • (954) 922-5957
MEMBER – AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS • FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
PRIVATE COMPANIES PRACTICE SECTION OF THE AICPA • REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD OF THE SEC